Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2010 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--May 5, 2010--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $243,000 or $0.21 per diluted share for the first quarter of 2010, compared to $146,000 or $0.17 per diluted share for the first quarter of 2009, an increase in net income of 67% and earnings per diluted share of 24%. Total assets were $283 million on March 31, 2010 compared to $260 million on March 31, 2009, an increase of $23 million or 9%.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $2,856,000 in the first quarter compared to $2,297,000 a year ago, an increase of 24%. Net interest and dividend income increased by $483,000, or 24%. This increase was driven by a 9% growth in the balance sheet and a 43 basis point increase in the Company’s taxable equivalent net interest margin. Income from fees, services, and other sources (noninterest income) increased by $75,000, or 26% primarily due to an increase in service charge and fee income.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.88% for the first quarter of 2010, compared to 3.45% for the first quarter of 2009. The primary cause of this increase was a much lower cost of funds. Core deposits grew rapidly during this period, replacing higher-cost time deposits.

Total non-interest expenses for the first quarter were $2,321,000, an increase of $282,000 or 14% over the first quarter of 2009. The majority of this increase was in FDIC insurance premiums, professional fees and data processing. Premises and equipment expenses as well as forms and supplies expenses declined in the first quarter of 2010 compared to the first quarter of 2009. Salaries and employee benefit expenses during this period increased by the moderate amount of 3.6%.

On March 31, 2010, loans outstanding were $196 million, an increase of $14 million, or 8%, over a year ago. With a loan loss provision of $225,000 during the quarter, the Company’s allowance for loan losses at March 31, 2010 was 1.13% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. On March 31, 2010, 71% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. The Company had non-accrual loans totaling $3.1 million equal to 1.59% of total loans, on March 31, 2010. Loans 30 days or more delinquent, excluding non-accrual loans, totaled $140,000, or 0.07% of total loans. The Company’s exposure to commercial real estate loans is relatively conservative. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $12.2 million on March 31, 2010, equal to 6% of total loans and 56% of total capital.

Total deposits on March 31, 2010 were $254 million, an increase of $17 million or 7% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $31 million or 18% while Time Deposits decreased by $14 million or 16%. At quarter-end, 17% of total deposits were in non-interest bearing demand accounts, 53% were in low-cost savings and NOW accounts, and 30% were in time deposits.

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 3/31/10
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.45%	5.00%
Tier 1 Risk-Based Capital Ratio	12.08%	6.00%
Total Risk-Based Capital Ratio	13.33%	10.00%

“SBT Bancorp experienced a good quarter of growth in loans, deposits, revenues and earnings” said SBT Bancorp President and CEO, Martin J. Geitz. “We will continue to focus on serving our current and new customers very well and thereby earning more of their business. Our customer focus remains the foundation of our success as it enables us to build shareholder value with an attractive, low-cost, relationship based deposit mix; a relatively low-risk mortgage, consumer and commercial loan portfolio; and a strong capital position.”

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $280 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	3/31/2010	12/31/2009	3/31/2009
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$6,355	$8,212	$8,094
Interest-bearing deposits with Federal Reserve Bank	4,692	4,945	3,396
Interest bearing deposits with the Federal Home Loan Bank	446	163	271
Federal funds sold	2,543	2,416	10,107
Money market mutual funds	9,606	1,353	9,537
Cash and cash equivalents	23,642	17,089	31,405

Interest-bearing time deposits with other bank	5,533	5,488	5,355
Investments in available-for-sale securities (at fair value)	50,308	50,011	35,363
Federal Home Loan Bank stock, at cost	631	631	631

Loans outstanding	195,553	193,515	181,259
Less allowance for loan losses	2,207	2,211	2,061
Loans, net	193,346	191,304	179,198

Premises and equipment	641	684	796
Accrued interest receivable	958	977	889
Bank owned life insurance	3,888	3,846	3,717
Other assets	3,650	3,709	2,579
Total other assets	9,137	9,216	7,981

TOTAL ASSETS	$282,597	$273,739	$259,933

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$43,812	$43,887	$36,814
Savings and NOW deposits	134,770	124,482	110,399
Time deposits	75,826	82,077	90,014
Total deposits	254,408	250,446	237,227

Securities sold under agreements to repurchase	4,494	913	723
Due to broker	1,013	-	-
Other liabilities	1,038	968	1,074
Total liabilities	260,953	252,327	239,024
Stockholders' equity:
Preferred Stock - Series A	3,816	3,805	3,770
Preferred Stock - Series B	224	225	230
Common Stock, no par value; authorized 2,000,000 shares; issued and outstanding 864,976 shares on 3/31/10, 12/31/09, and 3/31/09	9,379	9,372	9,342
Retained earnings	7,856	7,782	7,689
Accumulated other comprehensive income (loss)	369	228	(122)
Total stockholders' equity	21,644	21,412	20,909

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$282,597	$273,739	$259,933

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the Quarter Ended
	3/31/2010	12/31/2009	3/31/2009

Interest and dividend income:
Interest and fees on loans	$2,501	$2,567	$2,408
Investment securities	470	517	422
Federal funds sold and overnight deposits	5	4	5
Total interest and dividend income	2,976	3,088	2,835

Interest expense:
Deposits	473	584	815
Repurchase agreements	10	1	3
Federal Home Loan Bank advances	-	-	7
Total interest expense	483	585	825

Net interest and dividend income	2,493	2,503	2,010

Provision for loan losses	225	225	52

Net interest and dividend income after
provision for loan losses	2,268	2,278	1,958

Noninterest income:
Service charges on deposit accounts	131	149	102
Loss on sales of available-for-sale securities	-	(1)	-
Other service charges and fees	154	149	120
Increase in cash surrender value of life insurance policies	42	43	13
Gain on loans sold	-	-	3
Investment services fees and commissions	24	27	30
Other income	12	12	19
Total noninterest income	363	379	287

Noninterest expense:
Salaries and employee benefits	1,085	1,132	1,047
Premises and equipment	369	369	373
Advertising and promotions	95	92	80
Forms and supplies	34	48	40
Professional fees	203	118	108
Directors fees	48	33	33
Correspondent charges	64	66	66
Postage	24	27	25
FDIC assessment	97	201	55
Data processing	118	115	36
Other expenses	184	215	176
Total noninterest expense	2,321	2,416	2,039

Income before income taxes	310	241	206
Income tax provision	67	50	60

Net income	$243	$191	$146

Less: Preferred stock dividend and accretion	$65	$65	$-

Net income available to common shareholders	$178	$126	$146

Average shares outstanding, basic	864,796	864,796	864,796
Net income available per common share, basic	$0.21	$0.15	$0.17

Average shares outstanding, assuming dilution	865,181	865,001	864,796
Net income available per common share, assuming dilution	$0.21	$0.15	$0.17

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, EVP & CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com